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                                                                    EXHIBIT 10.5
                             TAX SHARING AGREEMENT

     THIS AGREEMENT, effective as of December 19, 1994, by and among Perry Capital Corp. ("Parent") and Florists' Transworld Delivery, Inc. ("Subsidiary").

     WHEREAS, Parent is the common parent of an affiliated group (the "Group") of domestic corporations (as such terms are defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended) (the "Code");

     WHEREAS, Subsidiary is presently a subsidiary of Parent and a member of the Group; and

     WHEREAS, Parent and Subsidiary wish to allocate and settle between each other in an equitable manner the consolidated federal income tax liability of the Group.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. For each taxable year, Parent shall file, and shall cause all includable members of the Group to join in the filing of, consolidated federal income tax returns. Parent and Subsidiary shall execute and file such consents, elections and other documents as Parent reasonably believes may be required or appropriate for the filing of such returns.

     2. (a) Except as otherwise provided herein, within 15 days of each of Parent's estimated federal income tax payment dates and the March 15 extension date and within 30 days of the filing of the Group's federal income tax return, Parent and Subsidiary shall settle and pay, where appropriate, any amounts that may be allocated under this Agreement; provided, however, that Subsidiary may defer payment of any amount owing by it to Parent within 15 days of each such estimated federal income tax payment date and the March 15 extension date until the earlier of (1) 30 days prior to the filing of the federal income tax return or (ii) 15 days prior to the next
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estimated federal income tax payment date or extension date of the Group for which the Group actually incurs a federal income tax liability. The amount of any overpayment or underpayment pursuant to this Section 2(a) shall be credited against, or added to, as the case may be, the amount otherwise required to be paid for the period within which the amount of such overpayment or underpayment first becomes reasonably ascertainable. The settlements may be satisfied by check or wire transfer or by such other means as the parties may mutually agree.

          (b) To the extent the Subsidiary has "Separate Company Tax Liability" (hereinafter defined), the Subsidiary shall pay Parent in the time and manner described in Section 2(a). For purposes of this Agreement, "Separate Company Tax Liability" for any taxable year or fractional period shall be the amount, if any, of the federal income tax liability (including, without limitation, liability for any penalty, fine, additions to tax, interest, minimum tax (but only to the extent of Subsidiary's allocable share of actual consolidated minimum tax liability based upon Subsidiary's relative amounts of items of tax preference, and any credit with respect thereto shall be allocated to Subsidiary) and other items of any nature applicable to the Subsidiary in connection with the determination of Subsidiary's tax liability) which Subsidiary would have incurred if Subsidiary had filed a separate federal income tax return (or estimated federal income tax return) for a taxable period consisting of such taxable year or fractional period computed in a manner consistent with (i) general tax accounting principles, (ii) the Code and regulations thereunder, and (iii) so long as a reasonable legal basis exists therefor, prior custom and practice. Transactions between Subsidiary and Parent which are deferred under the federal income tax return shall also be deferred for purposes of this Agreement. In the event Subsidiary owns subsidiaries that are members of the Group, Separate Company Tax Liability shall be computed on a deemed consolidated basis as if Subsidiary were the common parent of an affiliated group of domestic corporations (within the meaning of Section 1504(a) of the Code)

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consisting of itself and its includable subsidiaries (the "Hypothetical
Subsidiary Group"). In no event shall the amount required to be paid by Subsidiary to Parent on behalf of Parent exceed the amount that would have been paid had Subsidiary (or the Hypothetical Subsidiary Group) filed on a separate basis.

          (c) In the event Subsidiary (or the Hypothetical Subsidiary Group, if applicable) realizes in any taxable year any tax losses or tax credits that would be permitted under the Code and regulations to be carried back or forward to one or more taxable years if the Subsidiary had filed a separate federal income tax return (or a Hypothetical Subsidiary Group return, if applicable) for any such taxable years, Separate Company Tax Liability shall be computed for such preceding and succeeding taxable years taking into account such carryback or carryforward and the payments pursuant to Section 2 (b) shall be appropriately adjusted. Any payment from Parent to Subsidiary required by such adjustment shall be paid within 15 days of the date the benefit of the carryover would have been realized by Subsidiary had it filed its own federal income tax return or as soon as such adjustment can practicably be calculated, if later.

          (d) Parent agrees to make all required payments to the Internal Revenue Service ("IRS") of the federal consolidated tax liability, if any, of the Group.

     3. If the consolidated federal income tax liability of the Group is adjusted for any taxable period for any reason other than a loss or credit carryback to the extent already provided for in Section 2(c), whether by means of an amended return, judicial decision, claim for refund or after a tax audit by the IRS, the Separate Company Tax Liability of Subsidiary shall be recomputed to give effect to such adjustment, and Parent shall make payment to Subsidiary for its allocable share of any refund (plus interest) of payments made under
Section 2 to which Subsidiary is entitled, based upon Subsidiary's recomputed Separate Company Tax Liability, and Subsidiary shall pay to Parent its allocable share of any increased tax liability and interest which

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it is obligated to pay under Section 2, based upon Subsidiary's recomputed
Separate Company Tax Liability. Any payments to be paid to or by Subsidiary under this Section 3 shall be made within 15 days after any refund is received by (or credited to) Parent (in the event such adjustment results in a net refund to the Group) or within 15 days after payment is made by Parent (in the event such adjustment results in a net increase in tax liability to the Group) .

     4. Parent and Subsidiary agree that the preparation of the federal income tax returns, amended returns, claims for refund, IRS examination or litigation relating to the foregoing, may require the use of records and information that is within the exclusive possession and control of either of Parent and Subsidiary. Each of Parent and Subsidiary will provide such records, information and assistance (which may include making employees of any of the foregoing entities available to provide additional information and explanation material hereunder) as are requested by Parent or Subsidiary, as the case may be, during regular business hours, in connection with any of the developments described in the preceding sentence. Any of the information obtained pursuant to this Section or any Section hereof providing for the sharing of information shall be kept confidential by the parties hereto.

     5. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. The rights and obligations hereunder of the parties shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Subsidiary shall cause each member of the Hypothetical Subsidiary Group to formally assent to the terms hereof. Nothing in this Agreement shall confer any right or benefit upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

     6. This Agreement contains the entire Agreement of Parent and Subsidiary with respect to the subject matter hereof and there are no other agreements, representations or

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warranties with respect to the subject matter hereof not contained herein. This
Agreement may not be modified or amended except by written instrument.

     7. Any dispute concerning the interpretation of a Section or amount of payment due under this Agreement shall be resolved by the independent public accountants for Parent, whose judgment shall be conclusive and binding on the parties.

     8. In any audit conference or other proceeding with the IRS or in any judicial proceedings concerning the determination of the federal income tax liabilities of the Group or any of its members, including Subsidiary, the Group and each of its members shall be represented by persons selected by Parent. The settlement and terms of settlement of any issues relating to such proceeding shall be in the sole discretion of Parent, and Subsidiary hereby appoints Parent as its agent for the purpose of proposing and concluding any such settlement.

     9. All provisions of this Agreement shall apply with the same force and effect to any state or local income tax liabilities that are computed with a combined, consolidated or unitary method by the parties.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions.

     11. This Agreement shall terminate with respect to a member of the Group if
(a) all the parties hereto agree in writing to such termination or (b) such member is no longer includable in the Group; provided, however, that (i) this Agreement shall remain in effect with respect to any period of time during which it is applicable by its terms (regardless of whether such member is included in the Group for such period of time) and (ii) no such termination shall affect any party's rights to receive payments hereunder for any period during which this Agreement was in effect.

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     12. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed, and their respective corporate seals to be affixed hereto, all as of the date first above written.

                                    PERRY CAPITAL CORP.

                                    By: /s/ Richard C. Perry
                                        ---------------------------------------
                                         Name: Richard C. Perry
                                         Title: President


                                    FLORISTS' TRANSWORLD DELIVERY, INC.

                                    By: /s/ Richard C. Perry
                                        ---------------------------------------
                                         Name: Richard C. Perry
                                         Title: President

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